Exhibit 19.1
CRICUT, INC.
INSIDER TRADING POLICY
(Amended and restated as of March 31, 2023)
The Board of Directors (the “Board”) of Cricut, Inc. (together with its affiliates and subsidiaries, the “Company,” “we,” “our,” or “Cricut”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, directors, employees and other related individuals.
Why do we have this Policy?
On a regular basis we provide you, our employees, with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because our employees will have knowledge of specific confidential information that is not disclosed outside of Cricut and which will constitute material nonpublic information, employee trading in our common stock could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Cricut and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Cricut is subject to your Confidentiality and Non-Disclosure Agreement and is not to be used or disclosed outside of Cricut, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our common stock while in possession of material nonpublic information concerning Cricut and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.
What is Cricut’s policy on Insider Trading?
1.Do not trade on material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Cricut’s securities while you are aware of material nonpublic information about Cricut. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Cricut may be material to another company.

2.Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning Cricut or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with Cricut’s Whistleblower Policy. Any nonpublic information you acquire in the course of your service with Cricut may only be used for legitimate Cricut business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your Confidentiality and Non-Disclosure Agreement, and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Cricut or otherwise, based on material nonpublic information about that company. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform messaging related to trading in Cricut’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.
3.Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of Cricut, such as a stock analyst, you should refer the inquiry to our General Counsel or designee (each, a “Compliance Officer”). The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law. The Company is required under Regulation Fair Disclosure of the federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s External Communications Policy for more details.
4.Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Cricut, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.
Who does this Policy apply to?
This Policy applies to all officers, directors, employees, consultants, independent contractors and advisors of Cricut (or “you”), both inside and outside the United States, upon the commencement of their relationship with Cricut.

References in this Policy to “you” (as well as general references to directors, officers and employees of Cricut) should also be understood to include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your Confidentiality and Non-Disclosure Agreement. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this disclosure in any manner other than to advise you, and they do not disseminate this Policy).
You are expected to comply with this Policy as long as you hold Cricut’s securities and possess any material nonpublic information about Cricut. This means that, even after you cease to be affiliated with Cricut, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Cricut, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Cricut’s securities. This Policy therefore applies to purchases, sales and other transfers of Cricut’s common stock, options, warrants, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy applies to any disposition in the form of a gift of any securities of the Company. This Policy also applies to any distribution to holders of interests in an entity if the entity is subject to this Policy. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of Cricut’s common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.
2.You are never permitted to engage in the following transactions, whether or not you have access to material nonpublic information:
a.Engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Cricut’s securities. Short sales may signal to the market possible bad news about Cricut or a general lack of confidence in Cricut’s prospects, and an expectation that the value of Cricut’s securities will decline.

b.Engage in derivative securities or hedging transactions – You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Cricut’s securities (other than stock options and other compensatory equity awards issued to you by Cricut). This includes any hedging or similar transaction designed to decrease the risks associated with holding Cricut’s common stock.
c.Use Cricut’s securities as collateral for loans - You may not pledge Cricut’s securities as collateral for loans.
d.Hold Cricut’s common stock in margin accounts - You may not hold Cricut’s common stock in margin accounts because your broker may sell securities held in the margin account during a blackout period.
What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our common stock. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.

Examples of information that would normally be regarded as “material” include the following, although the list is not exclusive:
•financial results, financial condition, projections or forecasts, business plans or budgets;
•restatements of financial results, or material impairments, write-offs or restructuring;
•plans to launch new product features or new technologies;
•gain or loss of a substantial retail partner, third-party manufacturer or supplier or other business partner;
•execution or termination of significant contracts;
•the status of our progress toward achieving significant goals;
•information about new markets we may enter or developments in our existing markets;
•major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change of control of the Company;
•changes in regulations or applicable law;
•significant litigation;
•technical challenges, such as infrastructure stability or technical scalability issues;
•major personnel changes, such as changes in senior management or the Board;
•impending bankruptcy or financial liquidity problems;

•data breaches or other cybersecurity issues; or
•significant corporate events, such as a pending or proposed acquisition or financing transaction.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. As a general rule, at least two full trading days must pass after the dissemination of information before such information is considered public.
Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with a Compliance Officer or their delegate.
When may I trade in Cricut’s common stock?
Even if you are not in possession of any material nonpublic information, you may only trade in Cricut’s common stock if all of the following conditions have been met:
1.Open trading window: You may only engage in transactions involving Cricut’s common stock during an open trading window. Our trading window will typically open at the start of the third full trading day following the date our quarterly financial results are publicly disclosed and continue through the last day of the second month of the quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)
2.Pre-clearance: If you are a member of the Board of Cricut (“Directors”) or a member of the executive team (“Executives”) or a Section 16 officer of Cricut, you must receive pre-clearance from a Compliance Officer of your proposed trade. The pre-clearance request must be made on the form provided by a Compliance Officer. From time to time, Cricut may identify other persons who require pre-clearance, and a Compliance Officer will notify such persons that they are listed on the covered persons list maintained by the Compliance Officer (the “Covered Persons List”) as appropriate. If you are a Compliance Officer, you may not engage in a transaction involving Cricut’s common stock unless the Chief Financial Officer has pre-cleared the transaction. The Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. The person requesting pre-clearance will be asked to certify that they’re not in possession of material nonpublic information about Cricut.
3. 10b5-1 Trading Plan: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and must meet the requirements for Trading Plans in Schedule I.

Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.
Directors and Executives are strongly encouraged, should they wish to trade in Cricut’s common stock, to do so via a 10b5-1 trading plan. Anyone else desiring to trade via such a plan may also do so in compliance with the specific guidelines established by Cricut. Trading plans must be pre-approved by and filed with a Compliance Officer and be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by Cricut. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan. Information regarding a trading plan that you may enter may be publicly disclosed, as required by law.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Cricut, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.
When is our Blackout Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Cricut has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
Quarterly blackout periods
Except as discussed in the section titled “Are there any exceptions to this Policy?” Directors, employees and agents may not engage in transactions involving Cricut’s common stock during quarterly blackout periods. Quarterly blackout periods begin at the end of the last day of the second month of each fiscal quarter and end at the start of the third full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving Cricut’s common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
The prohibition against trading during the blackout period also means that brokers cannot fulfill “limit orders” on your behalf or on the behalf of any members of your immediate family or household, and any broker with whom such “limit order” is placed must be informed of this at the time such “limit order” is placed.
Special blackout periods
From time to time, we may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Cricut’s common stock until approved by one of our Compliance Officers.
Regulation BTR blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanctions by the SEC, as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
Are there any exceptions to this Policy?
Yes, there are limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
1.Receipt, vesting and cash exercise of stock awards
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options (in cash), restricted stock or the like issued or offered by Cricut, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans.
2.Sale of shares to cover tax withholdings or similar tax obligations

The trading restrictions under this Policy do not apply to the sale on your behalf of shares of common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations or similar tax obligations (and any associated broker or other fees), (x) as required by either the Board (or a committee thereof) or the award agreement governing such equity award, or (y) as you elect, if permitted by the Company, so long as such election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purpose of paying required withholding.

3.Net share withholding with respect to equity awards

The trading restrictions under this Policy do not apply to net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Board (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information.
4.Purchases from the Cricut Employee Stock Purchase Plan
The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of the Company’s common stock pursuant to the employee stock purchase plan. However, the trading restrictions do apply to subsequent sales of the Company’s common stock.
5.Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
6.Inheritance or change in form of ownership
The trading restrictions under this Policy do not apply to transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.
7. 10b5-1 Trading Plans

The trading restrictions under this Policy do not apply to transactions made pursuant to a valid 10b5-1 trading plan approved by the Company (see 10b5-1 Trading Plan above).
8.Other exceptions
The trading restrictions under this Policy do not apply to bona fide gifts if the recipient of the gift agrees in writing not to trade in a blackout period. The trading restrictions under this Policy also do not apply to distributions by an entity if the entity making the distribution prohibits any person receiving the distribution from trading in a blackout period.
Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.

What are the consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Cricut and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed or unwind a transaction to enforce compliance with this Policy and any fees or other costs related to prohibiting or unwinding the transaction will be your responsibility.
What should I do if I suspect that this Policy has been violated?

Please promptly report violations or suspected violations of this Policy to a Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy. You may also report via our Reporting Hotline at reports@lighthouse-services.com or by telephone in the US: 833-270-0006.

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.
Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
Amendments
Cricut is committed to continuously reviewing and updating its policies, and we therefore reserve the right to amend this Policy at any time, for any reason, subject to applicable law.

Schedule I
Cricut, Inc.
REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (i) the prohibitions in the company’s insider trading policy with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the insider trading policy, the trading plan must comply with the affirmative defense set forth in Rule 10b5-1 of the Exchange Act, as amended (the “Exchange Act”), and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
•the person adopting the trading plan is not aware of any material nonpublic information; and
•there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
•is not aware of material nonpublic information about the securities or the Company; and
•is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.The first trade under the trading plan may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan).
7.The trading plan must have a minimum term of one year from the date of adoption of such plan; provided however, that any 10b5-1 Plan may be earlier terminated following termination of the Insider’s service to the Company.
8.All transactions during the term of the trading plan (except for the other “Limited Exceptions” identified in the company’s insider trading policy and bona fide gifts) must be conducted through the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1.
9.Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan

(“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.Within the one-year period preceding the adoption or Modification of a trading plan, a person may not have otherwise adopted a plan or effected a Modification more than once.
11.A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1
12.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy. Termination of a trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for a new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
13.The company must be notified in advance of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.
14.The company must have authority to require the suspension or cancellation of the trading plan at any time.
15.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
•trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
•the person adopting the trading plan may not confer with the person administering the trading plan regarding the company or its securities; and
•the person administering the trading plan must provide prompt notice to the company of the execution of a transaction pursuant to the plan.
16.All transactions under the trading plan must be in accordance with applicable law.
17.The trading plan (including any Modification) must meet such other requirements as the Chief Financial Officer or General Counsel may determine.
18.Each trading plan used by an insider must contain an explicit acknowledgement by such insider that all filings required by the Exchange Act, as a result of or in connection with trades under such plan, are the sole obligation of such insider and not the Company.
19.Insiders must footnote any trades that must be disclosed on Forms 4 and any Forms 144 required to be filed to indicate that the trades were made pursuant to a 10b5-1 Plan.
20.Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If the person undertakes a Modification of a Grandfathered Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.